Exhibit 107

Calculation of Filing Fee Tables

Form 424B2(1)

(Form Type)

CNH INDUSTRIAL CAPITAL LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	5.500% Notes due 2029	457(r)	$500,000,000	99.399%	$496,995,000	.0001102	$54,768.85
	Other	Debt Securities Guarantees(2)	457(n)	–	–	–	–	–
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$496,995,000		$54,768.85
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$54,768.85

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.
(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate registration fee is required with respect to such guarantees.